Exhibit 99.1
PRESS RELEASE

Contact:	Jeff Kip Senior Vice President, Chief Financial Officer (314-633-7289)
Panera Bread Reports System-Wide Comparable Bakery-Cafe Sales Increased 1.4%
For the Five Weeks Ended November 28, 2006
St. Louis, MO, December 6, 2006 — Panera Bread Company (Nasdaq:PNRA) today reported system-wide comparable bakery-cafe sales increased 1.4% for the five weeks ended November 28, 2006. The breakdown between Company-owned and franchise-operated bakery-cafes is as follows for the periods indicated:

	For the 5 weeks	For the 9 weeks ended	Year-to-date through
	ended November 28, 2006	November 28, 2006	November 28, 2006

Company-owned	1.3%	2.0%	4.2%
Franchise-operated	1.4%	2.3%	4.3%
Total System	1.4%	2.2%	4.3%
Company-owned comparable bakery-cafe sales percentages are based on sales for bakery-cafes that have been in operation and Company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales percentages are based on sales for franchise bakery-cafes that have been in operation for at least 18 months. Both Company-owned and franchise-operated comparable bakery-cafe sales exclude closed locations.
Additionally, the Company today reported that it estimates that last week’s storms in the Midwest, in which over 40% of the system is located, will impact period 12 comp store sales unfavorably by 1% or more, and is issuing its period 12 comp target at flat to +2.5%. (Period 12 consists of the four weeks ended December 26, 2006.) This period 12 comp target implies a revised full 4th quarter target comp of 1.5% to 2.3%, and 2-year comps for the fourth quarter of 9.1% to 9.9%. Based on this comp revision, the Company is also issuing a revised target for 4th quarter earnings per share of $0.62 to $0.65 (prior to any one-time expenses related to the previously reported Paradise acquisition), up 19% to 25% over the comparable period in 2005, implying a revised target for full year earnings per share of $1.87 to $1.90 (prior to any one-time expenses related to the previously reported Paradise acquisition), up 23% to 25% over fiscal year 2005 earnings per share.
Included above are franchised and system-wide comparable bakery-cafe sales percentages. System-wide sales is a non-GAAP financial measure which includes sales at all Company-owned bakery-cafes and franchise-operated bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.
Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu free of man-made trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, panerabread.com.
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”,

“continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may affect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2005 and its quarterly reports on Form 10-Q.